UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2008

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

COMMISSION FILE NO.  1-31507

94-3283464
(I.R.S. Employer Identification No.)

35 Iron Point Circle, Suite 200, Folsom, CA 95630
(Address of principal executive offices) (Zip code)

 (916) 608-8200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

During our earnings conference call on October 22, 2008, we highlighted the following outlook for the fourth quarter 2008.

(Dollar amounts are approximations)

For the fourth quarter of the year, we estimate our revenue to be approximately $270 million to $273 million.  We expect pricing growth of almost 6%, volume growth to be negative 3.5%, and recycling, intermodal and other growth to be negative 1.5%.  Operating income before depreciation and amortization expense is estimated to be between $77 million and $78 million, or 28.5% of revenue.  Depreciation and amortization expense is estimated to be approximately 9.5% of revenue.  Operating income is estimated to be approximately 19% of revenue.  We expect net interest expense to be approximately $8.0 million.  Minority interests and other expense are estimated to be approximately 0.5% of revenues.  In conjunction with our pending acquisitions of Harold LeMay Enterprises, Incorporated, and of the remaining membership interests in Pierce County Recycling, Composting and Disposal, LLC and the remaining shares of Pierce County Landfill Management, Inc. that we do not already own, or the LeMay acquisition, we expect to record a one-time, pre-tax charge of approximately $2 million related to transaction costs.  We expect our effective tax rate to be approximately 39%.  We expect our fully diluted share count to be approximately 81 million shares.

These estimates assume the LeMay acquisition closes on November 1, 2008.  As such, these estimates include $8 million in revenue and $2 million of operating income before depreciation and amortization for the LeMay acquisition for each of the last two months of the quarter.  However, the estimates exclude the impact of any additional acquisitions that may be completed during the quarter.

Operating income before depreciation and amortization is considered a non-GAAP financial measure, and is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. It should be used in conjunction with GAAP financial measures. Management uses operating income before depreciation and amortization as a principal measure to evaluate and monitor the ongoing financial performance of our operations. Other companies may calculate this measure differently.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this report are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.  Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) we may be unable to compete effectively with larger and better capitalized companies and governmental service providers; (2) downturns in the U.S. economy adversely affect operating results; (3) our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate; (4) we may lose contracts through competitive bidding, early termination or governmental action; (5) price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume; (6) increases in the price of fuel may adversely affect our business and reduce our operating margins; (7) increases in labor and disposal and related transportation costs could impact our financial results; (8) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (9) efforts by labor unions could divert management attention and adversely affect operating results; (10) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (11) our growth and future financial performance depend significantly on our ability to integrate acquired businesses into our organization and operations; (12) our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (13) our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future; (14) each business that we acquire or have acquired may have liabilities that we fail or are unable to discover, including environmental liabilities; (15) liabilities for environmental damage may adversely affect our financial condition, business and earnings; (16) our accruals for our landfill site closure and post-closure costs may be inadequate; (17) we depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer; (18) our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results; (19) we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity; (20) because we depend on railroads for our intermodal operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service; (21) we may incur additional charges related to capitalized expenditures, which would decrease our earnings; (22) our financial results are based upon estimates and assumptions that may differ from actual results; and (23) the adoption of new accounting standards or interpretations could adversely affect our financial results.  These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.  There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business.  We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.

Date: October 22, 2008	BY:	/s/ Worthing F. Jackman,
Worthing F. Jackman,
Executive Vice President and Chief Financial Officer